EXHIBIT 23(A)

                      Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement (Form S-4 No.333-00887) and related Prospectus of Andrew Corporation for the registration of 1,250,000 shares of its common stock and to the incorporation by reference therein of our reports dated November 3, 1995, with respect to the consolidated financial statements of Andrew Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Chicago, Illinois
February 14, 1996